Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in The McClatchy Company’s Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, No. 333-59811, and No. 333-61214 on Form S-8 and No. 333-47909 on Form S-3 of our report dated January 25, 2002, appearing in this Annual Report on Form 10-K of The McClatchy Company for the year ended December 30, 2001.

/s/    DELOITTE & TOUCHE LLP

Sacramento, CA
March 29, 2002